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                                                                     EXHIBIT 5.1

                                        __________ __, 1996



SeaMED Corporation
14500 Northeast 87th Street
Redmond, Washington 98052-3431

Re: Registration Statement on Form S-1 of SeaMED Corporation (Commission File No. 333-13455)

Ladies and Gentlemen:

        We have acted as counsel to SeaMED Corporation (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of shares (the "Shares") of Common Stock, no par value per share, of the Company. In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, and such other matters we deemed appropriate.

        Based on that review, it is our opinion that the Shares will be, when sold pursuant to the terms contemplated by the Registration Statement, validly issued, fully paid and non-assessable under the Washington Business Corporation Act.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                                Very truly yours,